Exhibit 99.1

Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com
Phone: Fax: Toll Free:	215-875-0700 215-546-7311 866-875-0700

CONTACT:

Robert McCadden

EVP and CFO

(215) 875-0735

Nurit Yaron

VP, Investor Relations

(215) 875-0735

PREIT Announces Common Share Repurchase Program

Philadelphia, PA, December 21, 2007 – Pennsylvania Real Estate Investment Trust (NYSE: PEI) today announced that its Board of Trustees has authorized a program to repurchase up to $100 million of the Company’s common shares. Under the program, the Company may repurchase shares from time to time through solicited or unsolicited transactions in the open market or in privately negotiated or other transactions. The program will be in effect from January 1, 2008 until December 31, 2009, subject to the Company’s authority to terminate the program earlier. Previously, in October 2005, the Company’s Board of Trustees had authorized a program to repurchase up to $100 million of the Company’s common shares. That program will expire by its terms on December 31, 2007.

The Company may fund repurchases under the program from any source deemed appropriate at the time of a repurchase. The Company is not required to repurchase any shares under the program, and cannot predict the dollar amount of shares that may be repurchased or the timing of any such repurchases.

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers. Currently, the Company’s retail portfolio is approximately 34 million square feet and consists of 55 properties, including 38 shopping malls, 11 strip and power centers, and six properties under development. The Company’s properties are located in 13 states in the eastern half of the United States, primarily in the Mid-Atlantic region. PREIT is headquartered in Philadelphia, Pennsylvania. The Company’s website can be found at www.preit.com. PREIT is publicly traded on the NYSE under the symbol PEI.

This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. More specifically, PREIT’s business might be affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: general economic, financial and political conditions, including changes in interest rates or the possibility of war or terrorist attacks; changes in local market conditions or other competitive or retail industry factors in the regions where our properties are concentrated; PREIT’s ability to maintain and increase property occupancy and rental rates, and risks relating to development or redevelopment activities, including construction, obtaining entitlements and managing multiple projects simultaneously. Additionally, there can be no assurance that PREIT’s actual results will not differ significantly from the estimates set forth above, or that PREIT’s returns on its developments, redevelopments or acquisitions will be consistent with the estimates outlined in press releases or other disclosures. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2006. PREIT does not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

###